EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

                         [Cooley Godward LLP Letterhead]

December 10, 2003

DigitalThink, Inc.
601 Brannan Street
San Francisco, CA 94107

RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DigitalThink, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus covering the offering of up to 287,784 shares of the Company's Common Stock, par value $0.001 per share, as described in the Registration Statement (the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and By-laws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


By:  /S/ JODIE M. BOURDET
     --------------------
     Jodie M. Bourdet